NR10-29	August 25, 2010

International Tower Hill Clarifies Trading of ITH and Corvus Shares from August 26-27, 2010

Vancouver, B.C - International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) wishes to clarify trading of the common shares of both ITH and Corvus Gold Inc. (“Corvus”) for the period of August 26-27, 2010.

For Shareholders trading on the TSX

It is anticipated that ITH and Corvus will not trade on the TSX as two separate companies until August 30, 2010.  In order to receive Corvus shares, an investor must execute a trade to purchase ITH common shares on the TSX before Corvus and ITH trade as separate companies (currently expected to be August 30, 2010).  Specifically, ITH common shares will trade on the TSX as existing ITH common shares (“Existing ITH Shares” – CUSIP 46051L104) with an entitlement to Corvus shares from the opening of trading on August 26, 2010 through to at least the closing of trading on August 27, 2010, despite the fact that the effective time for the implementation of the Plan of Arrangement between ITH and Corvus will be 12:01 am (Vancouver time) on Thursday, August 26, 2010 (“Effective Time”).  During this period of time, the price of Existing ITH Shares on the TSX will likely reflect the price of the existing Company as if the Plan of Arrangement was not yet effective.  If you sell your Existing ITH Shares on the TSX in this period you will be selling your entitlement to Corvus shares under the Plan of Arrangement.  After the time that ITH and Corvus trade as two separate companies (currently anticipated to be the opening on August 30, 2010, ITH common shares will trade on the TSX as new ITH common shares (“New ITH Shares”) and will no longer represent a right to receive Corvus shares under the Plan of Arrangement.

For Shareholders trading on the NYSE Amex

ITH will trade on the NYSE Amex as a separate “Post Effective Time” company beginning at the opening on August 26, 2010.  In order to receive Corvus shares, an investor must execute a trade to purchase ITH common shares on the NYSE Amex before August 26, 2010.  Specifically, ITH common shares will trade on the NYSE Amex as Existing ITH Shares with an entitlement to Corvus shares until the close of trading on August 25, 2010.  After the Effective Time, beginning with the opening of trading on August 26, 2010, ITH common shares will trade on the NYSE Amex as New ITH Shares and will no longer represent a right to Corvus shares under the Plan of Arrangement.

Note that this means the trading on the TSX and the NYSE Amex will not be in parity from August 26, 2010 until the time that ITH and Corvus trade as two separate companies on the TSX (currently anticipated to be the opening on August 30, 2010).

Please refer to the Company’s press release dated August 23, 2010 for more detailed information on the Plan of Arrangement, available on SEDAR at www.sedar.com.

About Corvus Gold Inc. (Post Effective Time)

Corvus Gold Inc. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the more advanced North Bullfrog Project in Nevada.  Corvus is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

About International Tower Hill Mines Ltd. (Post Effective Time)

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska, which controls the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through aggressively proceeding with the ongoing development of the Livengood project.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the arrangement spin-out involving the Company and Corvus Gold Inc. and the listing of the common shares of Corvus on the TSE, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the failure of the Company and Corvus to obtain the final order approving the arrangement or to satisfy the conditions precedent top the listing of the Corvus shares on the TSE.  Other risks and uncertainties are disclosed in the Company’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

-30review these materials, including the technical reports filed with respect to the Company's mineral properties.